FOR IMMEDIATE RELEASE                             CONTACT: WILLIAM M. BRICKMAN
                                                               (201) 939-3400

                      1ST BERGEN BANCORP DECLARES DIVIDEND

WOOD-RIDGE, NJ (NOVEMBER 26, 1996)... 1st Bergen Bancorp (Nasdaq: FBER), the holding company for South Bergen Savings Bank, today announced that its Board of Directors declared a quarterly dividend on its common stock of three cents ($0.03) per common share. The dividend will be payable on December 31, 1996 to shareholders of record at the close of business on December 16, 1996. This payment is a continuation of the Board's quarterly dividend policy adopted in August.

In announcing the dividend, William M. Brickman, President and Chief
Executive Officer, said, "The payment of quarterly dividends reflects our commitment to providing value to our shareholders. In November, the Company completed its previously announced repurchase program, pursuant to which the Company repurchased 5% of its outstanding stock, or 158,700 shares. The Company opened its Wanaque, New Jersey branch in September and has received regulatory approval to open branches in Lincroft and Montville, New Jersey."

Headquartered in Wood-Ridge, New Jersey, South Bergen Savings Bank is a federally chartered stock savings bank that conducts business from its headquarters located in Wood-Ridge, New Jersey, and from its branch offices located in East Rutherford and Wanaque, New Jersey. South Bergen Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

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